CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2021 relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended December 31, 2020 of AMG GW&K ESG Bond Fund (formerly AMG Managers Loomis Sayles Bond Fund) and AMG Veritas Asia Pacific Fund (formerly AMG Managers Special Equity Fund), two of the funds constituting AMG Funds III. We also consent to the references to us under the headings “Financial Statements”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
May 21, 2021